SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): August 15, 2011

MMAX MEDIA, INC.

(Exact Name Of Registrant As Specified In Charter)

Nevada	0-53574	20-495207
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

511 N.E. 3rd Avenue, 1st Floor

Fort Lauderdale, Florida 33301

(Current Address of Principal Executive Offices)

Phone number: 800-991-4534

(Issuer Telephone Number)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 15, 2011, the Company entered into an executive employment agreement with Edward Cespedes (the “Employee”).  Under the terms of the executive employment agreement, Mr. Cespedes has agreed to serve as our chief executive officer.  The agreement provides for an initial base salary of $250,000 per year with an increase at the discretion of the board of directors, paid vacation of at least four weeks per year and a reimbursement of all reasonable expenses. The Employee is eligible to receive increases and annual cash incentive bonuses and shall be paid a guaranteed annual bonus of a minimum of $50,000 and up to $200,000 depending on the Company’s annual revenues.  The Employee is also eligible to participate in benefit and incentive programs we may offer. As previously disclosed, we have also entered into an indemnification agreement with the Employee.

We may terminate the agreement at any time, with or without due cause. “Due cause” is defined as Employee’s final conviction or plea of guilty or no contest to a felony involving moral turpitude or willful misconduct that is materially and demonstratably injurious economically to the Company.  We may also terminate the agreement upon Employee’s death and, if as a result of employee’s incapacity due to physical or mental illness, employee, having been substantially unable to perform his duties for three consecutive months, we may terminate the Employee for disability upon 30-days written notice.

Employee may terminate the agreement at any time, with or without good reason. However, termination for good reason must occur within 90 days of the occurrence of an event constituting good reason. “Good reason” includes: a material diminution in his authority, duties, responsibilities, titles or offices; a purported reduction in Employee’s base salary , guaranteed bonus or bonus opportunity; relocation of the Company’s principal executive offices to a location more than 25 miles outside of Fort Lauderdale, Florida; change of control of the Company; or any other breach of a material provision of the agreement by the Company.

In the event the Employee is terminated without cause or by the Employee for good reason, the Company shall pay the Employee within five days of such termination, all accrued benefits and a lump sum cash payment equal to ten times the sum of Employee’s base salary and highest annual bonus.  Furthermore, the Company shall maintain in full force and effect, for the continued benefit of the Employee, his spouse and dependents, for a period of ten years following the date of termination, all health, dental and life insurance programs in which the Employee, his spouse and his dependents were participating immediately prior to the date of termination.  In addition, Employee shall be entitled to reimbursement for all reasonable expenses incurred, but not paid prior to termination and shall be entitled to any other rights, compensation and/or benefits as may be due to the employee.  Furthermore, with respect to all equity awards granted to the Employee, all such rewards shall immediately vest and Employee shall be permitted to exercise any and all such rights until the earlier of the third anniversary of the date of termination and the expiration term of such awards.  Any restricted stock held by the Employee shall become immediately vested as of the date of termination.

In the event of termination of the Employee for cause or by the Employee without good reason, the Company shall pay the Employee his accrued benefits, reimburse the Employee for reasonable expenses incurred, but not paid prior to such termination date and Employee shall be entitled to any other rights, compensation and/or benefits as may be due to the Employee.

In the event of termination for disability, Employee shall receive his accrued benefits for a period of one year.  In addition, he shall be reimbursed for all reasonable expenses incurred, but not paid prior to the termination date and the Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee.  In the event employment is terminated due to the Employee’s death, the

Company shall pay a lump sum to the Employee’s beneficiary of his accrued benefits and shall provide the Employee’s spouse and dependents with continued benefits for ten years.  Employee’s beneficiary shall also be reimbursed for all reasonable expenses incurred, but not paid prior to Employee’s death and shall be entitled to any other rights, compensation and benefits as may be due to any such beneficiaries.

A copy of the employment agreement is filed as an exhibit to this Current Report on Form 8-K.  All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the terms and conditions of the agreement.

Item 9.01

Financial Statement and Exhibits.

(d)

Exhibits.

10.1

Employment Agreement effective August 15, 2011 with Edward Cespedes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

August 15, 2011

MMAX MEDIA, INC.

By:	/s/Edward Cespedes
Edward Cespedes
Chief Executive Officer

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